EXHIBIT 99


FOR RELEASE 8:00 A.M. EST

Contacts:
Chairman/CEO                    Chief Financial Officer
Zach Lonstein                   William McHale
Infocrossing, Inc.              Infocrossing, Inc.
(201) 840-4726                  (201)  840-4732
zlonstein@infocrossing.com      wmchale@infocrossing.com

Investor Relations
Matthew Hayden
Hayden Communications, Inc.
(858) 704-5065



        INFOCROSSING REPORTS RECORD REVENUES AND EARNINGS FOR FISCAL 2004

    PROFIT OUTLOOK ALLOWS COMPANY TO RELEASE DEFERRED TAX VALUATION ALLOWANCE
       FISCAL 2005 GUIDANCE UPDATED; FIRST QUARTER 2005 GUIDANCE PROVIDED


LEONIA, NJ, March 16, 2005 - Infocrossing, Inc. (Nasdaq: IFOX) a provider of selective IT outsourcing and business processing solutions announced today financial results for the fourth quarter and fiscal year ended December 31, 2004.


Summary of Results

For the full year, revenue increased 90.0% to $104.9 million. Net income was $20.0 million compared with a loss of ($5.5) million a year earlier, and diluted earnings per share (EPS) was $0.95 versus ($0.76) for the previous period. Excluding the impact of (1) releasing a $12.5 million deferred tax valuation allowance and (2) an accounting rule change to include in the computation of EPS the shares into which contingently convertible debt may be converted, net income was $7.4 million and EPS $0.38, ahead of the Company's previously issued guidance of $6.9 million and $0.35, respectively. For the three months ended December 31, 2004, net income was $17.4 million compared with $1.2 million a year earlier, and EPS was $0.68 compared with $0.08 for the previous period. Excluding the impact of releasing the deferred tax valuation allowance and accounting rule change, net income was $4.9 million and EPS $0.23, ahead of the Company's previously issued guidance of $4.4 million and $0.20, respectively.

See Appendix B in the financial section of this press release for a reconciliation of EPS and net income adjusted to reflect the releasing of the deferred tax valuation allowance and the accounting rule change.


2004 Fourth Quarter Detail

For the fourth quarter of 2004, Infocrossing reported record revenue of $38.7 million, up 169.0% or $24.3 million versus $14.4 million reported for the fourth quarter of 2003. The increase in revenue resulted from acquisitions and organic growth. Revenue for the quarter included $12.9 million from Infocrossing Healthcare Services, Inc. (IHS), a company acquired in October 2004. Excluding revenue from acquisitions, Infocrossing's revenue for the fourth quarter of 2004 increased $2.4 million or 17.0% compared with the revenue of the same period a year ago.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased more than 225.0% to $9.2 million during the fourth quarter, an increase of $6.4 million, versus $2.8 million reported a year earlier. This increase reflects revenue growth and the Company's success in leveraging its operational infrastructure. Infocrossing uses EBITDA because it considers such information an important supplemental measure of its operating performance and believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. See Appendix A for a reconciliation of EBITDA to net income in the financial section of this press release.

Income before taxes increased more than 800.0% to $4.9 million from $.5 million for the fourth quarter of 2003. As a result of the Company's profitability and forecasts for future periods, the Company released approximately $12.5 million of a deferred tax valuation allowance. The Company has concluded it is more likely than not that an amount equal to such allowance will be fully realized in future periods, so the allowance is no longer required. An allowance is required only if there is uncertainty with respect to having sufficient taxable income to utilize deferred tax assets in future periods. The Company will enjoy the cash benefit of these deferred assets through lower taxes payable in the future. See Appendix B in the financial section of this press release for a reconciliation of EPS and net income as a result of releasing the deferred tax valuation allowance and the accounting rule change described above.

Net income for the period was $17.4 million or $0.68 per diluted share compared with net income of $1.2 million or $0.08 per diluted share for the same period a year ago. The weighted average number of shares and share equivalents used to calculate EPS was 26.2 million shares for the current period compared with 14.2 million shares the same period a year earlier. The share count increase was a result of the March 30, 2004 private placement of 2.9 million shares, the potential issuance of 4.7 million shares from the conversion of $72.0 million of contingently convertible notes issued earlier in 2004, and the improved market value of the Company's shares.

In addition to releasing the deferred tax valuation allowance, the Company's guidance for the period, which was issued on November 15, 2004, did not encompass the impact of a change in the accounting rules to determine the effect of contingently convertible securities on EPS. As a result of an action taken by the Emerging Issues Task Force of the Financial Accounting Standards Board, the potential conversion of approximately 4.7 million shares must be included in determining the number of shares used to calculate EPS. The accounting rule change also requires that interest, net of tax on the Company's convertible notes, be added back to net income for the purpose of computing EPS. The change applies to accounting periods ending after December 15, 2004.

See Appendix B in the financial section of this press release for a reconciliation of EPS and net income as a result of releasing the deferred tax valuation allowance and the accounting rule change with respect to determining EPS when a company has contingently convertible debt outstanding.


2004 Fiscal Year Detail

For the year ended December 31, 2004, revenue reached a record $104.9 million, an increase of $49.7 million or 90.0% compared with $55.2 million in the same period a year earlier. Revenue for the period was ahead of the Company's previously issued guidance of $103.2 million. During the year, the Company completed two significant acquisitions that broadened its geographic reach and established a major presence in IT outsourcing to the healthcare sector. Excluding revenue from the acquisitions during the year, revenue increased $9.1 million or 18.0% year-over-year.

EBITDA for 2004 was $21.6 million, an increase of $11.6 million or 116.0% compared with $10.0 million for 2003. A reconciliation of EBITDA to net income can be found in Appendix A in the financial section of this press release.

Net income was $20.0 million or $0.95 per diluted share for 2004 compared with a loss of $5.5 million or $0.76 loss per diluted share for 2003. The weighted average number of shares and share equivalents used to calculate EPS was 21.9 million shares for the period compared with 7.3 million shares in the same period a year earlier. Earnings per share for 2004 includes a pre-tax loss of $0.06 per share taken in the second quarter resulting from the non-cash write-off of $1.3 million of unamortized financing costs.

Zach Lonstein, Chairman and Chief Executive Officer of Infocrossing, said "This has been a year of extraordinary achievements at Infocrossing. Our commitment to customer service is unwavering. Our customers tell us that reliability, quality of service, cost savings, and flexibility are foundational reasons why they use our selective IT outsourcing solutions. Our continuing concentration on meeting our customers' exacting requirements coupled with acquisitions has given us the scale and breadth of offerings that resulted in double digit revenue and earnings growth."


2004 Business Highlights

o Infocrossing added $4.2 million in incremental revenue commitments in the fourth quarter over contract terms up to three years in length, resulting in total new revenue commitments achieved in 2004 of $52.0 million.

o Annualized revenue per full-time employee (FTE) grew to $275,000, a productivity improvement of 30.0% from $215,000 at end of fiscal 2003. The Company believes revenue per FTE represents its ability to leverage highly skilled IT personnel, standardized processes and automation capabilities across its client base.

o Expanded services include outsourced email solutions for content filtering and security against spam, viruses, denial of service attacks and other email-borne threats.

o    Summary of Significant Acquisitions Completed in 2004

     - A segment of Verizon Information Technologies, Inc., renamed "Infocrossing Healthcare Services, Inc." was acquired on October 1, 2004. The transaction enabled the Company to provide value-added services to government and commercial healthcare claims processing market, including Medicare, Medicaid and managed care services.

     - ITO Acquisition Corporation d/b/a Systems Management Specialists ("SMS") was acquired on April 2, 2004. The addition of a west coast data center infrastructure established Infocrossing as a national provider of IT outsourcing services.

o Management has determined that the Company's internal control over financial reporting is effective as of December 31, 2004, and the Company's independent registered public accounting firm has concluded that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004.

Mr. Lonstein concluded, "EBITDA improved year-over-year at a faster pace than revenue, thereby demonstrating our ability to achieve higher margins by leveraging our facilities, systems, processes and people. We completed the integration of SMS earlier this month. With the integration of IHS progressing according to plan, we expect to see continued improvement in our EBITDA margins."


Business Outlook

The Company's previously issued 2005 revenue projections of $167.0 million to $170.0 remain unchanged. The Company's pretax income projection also remains unchanged. As a result of the deferred tax valuation allowance, the anticipated tax rate will change from 33.0% to 40.0% for 2005, resulting in approximately $0.08 to $0.09 reduction in forecasted EPS. In addition, previous guidance of
25.8 million shares has been updated to 27.7 million shares. As a result, EPS is reduced by an additional $0.06, resulting in revised in EPS guidance of $0.72 to $0.74 and net income of $18.2 million to $18.8 million for 2005. The Company noted that fiscal 2005 EPS does not reflect the impact of expensing options FASB-123(R), effective July 1, 2005.

For the first quarter of fiscal 2005, the Company expects revenue of $37.2 million, net income of approximately $2.6 million, EPS of approximately $0.11 and fully diluted shares outstanding of approximately 27.7 million shares.


Conference Call and Webcast Information
Infocrossing will hold a conference call for investors and analysts on Wednesday March 16, 2005 at 11:00 a.m. EST to discuss results for the Company's fourth quarter and full year 2004. The call-in number for the live audio call beginning at 11:00 AM EST is 1-973-935-2404. A live web cast of the conference call will be available for 30 days on Infocrossing's website at http://www.infocrossing.com. An audio replay of the conference call will be available from 12:30 p.m. EST on Wednesday, March 16, through midnight EST on Wednesday March 22, at 973-341-3080. The password for the replay is 5813524.


About Infocrossing
Infocrossing, Inc. (http://www.infocrossing.com) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies to process data and safely share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.


Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of acquisitions including Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc. and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.


(financial tables follow)

INFOCROSSING, INC. & SUBSIDIARIES
SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           THREE MONTHS ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                                    2004              2003             2004              2003
                                           --------------    --------------   --------------    --------------
Revenues                                        $38,717           $14,403         $104,949           $55,228
                                           --------------    --------------   --------------    --------------
Costs and expenses
Cost of revenues                                 25,065             9,429           71,368            36,663
Selling and promotion                               835               719            3,277             2,978

General and administrative                        3,627             1,444            8,744             5,587

Depreciation and amortization                     2,783             1,623            8,679             6,104

Total costs and expenses                         32,310            13,215           92,068            51,332
                                           --------------    --------------   --------------    --------------

Income from operations                            6,407             1,188           12,881             3,896
                                           --------------    --------------   --------------    --------------

Net interest expense

Interest income                                    (107)              (51)            (313)             (103)
Debt fees related to loans repaid                      -                 -           1,347                  -
Interest expense                                  1,640               730            4,423             2,601
                                           --------------    --------------   --------------    --------------
Net Interest expense                              1,533                69            5,457             2,498
                                           --------------    --------------   --------------    --------------

Income before income tax (benefit)                4,874               509            7,424             1,398

Income tax (benefit) expense                    (12,535)              (20)         (12,539)               42
                                           --------------    --------------   --------------    --------------
Net income before preferred dividends
                                                $17,409              $529          $19,963            $1,356
Accretion and dividends on redeemable
preferred stock                                        -              628                 -           (6,877)
                                           --------------    --------------   --------------    --------------
Net income (loss) to common stockholders
                                                $17,409            $1,157          $19,963           ($5,521)
                                           ==============    ==============   ==============    ==============
Diluted earnings per share (1)                    $0.68             $0.08            $0.95            ($0.76)
                                           ==============    ==============   ==============    ==============
Fully diluted weighted average number of
common shares outstanding
                                                 26,315            14,164           21,932             7,280
                                           ==============    ==============   ==============    ==============
Basic earnings per share                          $0.91             $0.09            $1.12            ($0.76)
                                           ==============    ==============   ==============    ==============
Weighted average number of common shares
outstanding                                      19,157            12,909           17,827             7,280
                                           ==============    ==============   ==============    ==============

Certain reclassifications were made to prior period amounts to conform to the current presentation.

INFOCROSSING, INC. & SUBSIDIARIES
SUMMARY OF CONSOLIDATED BALANCE SHEETS
(UNAUDITED, IN THOUSANDS)

                                                                                       DECEMBER 31,
                                                                                   2004              2003
                                                                        ----------------    --------------
ASSETS
  Cash and equivalents                                                         $26,311           $10,073
  Accounts receivable                                                           26,707             3,592
  Other current assets                                                           7,733             2,951
                                                                        ----------------    --------------
    Total current assets                                                        60,751            16,616
  Property and equipment, net                                                   25,113            18,725
  Goodwill                                                                     103,177            28,361
  Other non current assets                                                      27,609             3,436
                                                                        ----------------    --------------
Total Assets                                                                  $216,650           $67,138
                                                                        ================    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                                                          $23,002            $8,401
                                                                        ----------------    --------------
  Notes payable, long-term debt and capitalized leases                         100,432            25,732
                                                                        ----------------    --------------
  Total liabilities                                                            125,413            36,337
                                                                        ----------------    --------------
  Common stockholders' equity                                                   91,237            30,801
                                                                        ----------------    --------------
Total liabilities and common stockholders' equity                             $216,650           $67,138
                                                                        ================    ==============


Certain reclassifications were made to prior period amounts to conform to the current presentation.

SUPPLEMENTARY INFORMATION

APPENDIX A
EBITDA RECONCILIATION
The reconciliation of EBITDA with net income for the quarter and twelve-month period ended December 31, 2004 and 2003 is as follows (in thousands):

                                                   THREE MONTHS ENDED DECEMBER                YEAR ENDED DECEMBER 31,
                                                              31,
                                                        2004             2003                2004             2003
                                                  --------------   --------------    ----------------    -------------
Net Income                                             $17,409             $529             $19,963           $1,356
Add (deduct)
  Income tax provision (benefit)                       (12,535)             (20)            (12,539)              42
  Net interest expense                                   1,533              679               5,457            2,498
  Depreciation and amortization                          2,783            1,623               8,679            6,104
                                                  --------------   --------------    ----------------    -------------
EBITDA                                                  $9,190           $2,811             $21,560          $10,000
                                                  ==============   ==============    ================    =============




APPENDIX B
NET INCOME AND EPS RECONCILIATION

The following table compares net income and earnings per share without the effect of releasing the $12.5 million deferred tax valuation allowance and the accounting rule change with respect to the calculation on EPS to the Company's previously issued guidance.

                                                THREE MONTHS ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,

                                                           2004         GUIDANCE              2004           GUIDANCE
                                                ----------------   --------------    --------------    ---------------
Revenue                                                $38,717          $37,000          $104,949           $103,200
                                                ----------------   --------------    --------------    ---------------
Net Income                                              17,409                             19,963
Add (deduct)
Release of deferred tax valuation allowance
                                                       (12,535)                           (12,539)
                                                ----------------   --------------    --------------    ---------------
Adjusted net income                                     $4,874           $4,400            $7,424             $6,900
                                                ================   ==============    ==============    ===============

Diluted EPS                                              $0.23            $0.20             $0.38              $0.35
                                                ================   ==============    ==============    ===============
Weighted average number of common shares
outstanding                                             21,528           21,100            19,601             19,900
                                                ================   ==============    ==============    ===============

(3) Excludes 4.7 million and 2.3 million shares from the $72.0 million contingency convertible notes for the fiscal year and fourth quarter, respectively.


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